Exhibit 11(b)
[Coopers & Lybrand letterhead]

                REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
Ivy High Yield Fund (the "Fund"):

We have audited the accompanying Statement of Assets and Liabilities of the Fund as of March 25, 1998. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Assets and Liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement of Assets and Liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Assets and Liabilities. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the Fund as of March 25, 1998, in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.


Fort Lauderdale, Florida
March 25, 1998